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Exhibit 5.1

[Letterhead of Hogan & Hartson L.L.P.]

December 11, 2003

Board of Trustees
Falcon Financial Investment Trust
15 Commerce Road
Stamford, CT 06902

Ladies and Gentlemen:

        We are acting as counsel to Falcon Financial Investment Trust, a Maryland real estate investment trust (the "Company"), in connection with its registration statement on Form S-11, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission relating to the proposed public offering of up to 12,500,000 of the Company's common shares of beneficial interest, par value $.01 per share, all of which shares (the "Shares") are to be sold by the Company. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

        For purposes of this opinion letter, we have examined copies of the following documents:

  1.
  An executed copy of the Registration Statement.

  2.
  The Declaration of Trust of the Company, as certified by the Maryland State Department of Assessments and Taxation on August 28, 2003 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

  2.
  Form of Amended and Restated Declaration of Trust of the Company.

  3.
  The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

  4.
  The proposed form of Underwriting Agreement among the Company and the several Underwriters to be named therein, for whom Friedman, Billings, Ramsey & Co., Inc. will act as representative, filed as Exhibit 1.1 to the Registration Statement (the "Underwriting Agreement").

  5.
  Resolutions of the Board of Trustees of the Company adopted by unanimous written consent on November 12, 2003, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to the issuance and sale of the Shares, the amendment and restatement of the Company's Declaration of Trust and arrangements in connection therewith.

  6.
  Resolutions of the sole shareholder of the Company adopted by unanimous written consent on November 12, 2003 relating to the amendment and restatement of the Company's Declaration of Trust and arrangements in connection therewith.

        In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We have assumed that the Company's Amended and Restated Declaration of Trust will be duly filed with the State of Maryland in the form reviewed by us. We also have assumed that the Shares will not be issued in violation of the ownership limit contained in the Company's Amended and Restated Declaration of Trust. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

        This opinion letter is based as to matters of law solely on the applicable provisions of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended, and applicable provisions of the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the terms "Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended" and "Maryland General Corporation Law, as amended" include the applicable statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

        Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) execution and delivery by the Company of the Underwriting Agreement, (ii) effectiveness of the Registration Statement, (iii) issuance of the Shares pursuant to the terms of the Underwriting Agreement, and (iv) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Trustees, the Shares will be validly issued, fully paid, and nonassessable.

        This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

        We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

Very truly yours,
/s/ Hogan & Hartson L.L.P.
HOGAN & HARTSON L.L.P.

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  Exhibit 5.1